EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-58772) pertaining to the Maxim Integrated Products, Inc. 1996 Stock Incentive Plan, the Dallas Semiconductor Corporation Amended and Restated 1987 Stock Option Plan and the Dallas Semiconductor Corporation 1993 Officer and Director Stock Option Plan, of our report dated January 13, 2000, with respect to the consolidated financial statements and schedule of Dallas Semiconductor Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2000, which is incorporated by reference in this Current Report (Form 8-K/A) of Maxim Integrated Products, Inc.

/s/ ERNST & YOUNG LLP

Dallas, Texas
June 8, 2001